EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Reports Record Third Quarter 2018 Results
•Record quarterly net sales of $2.3 billion
•Record quarterly net cash flow provided by operations of $606 million
•Record quarterly EBITDA of $580 million
•Net income attributable to Westlake of $308 million, or $2.35 per diluted share
HOUSTON--(BUSINESS WIRE)--Nov. 6, 2018--Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended September 30, 2018 of $308 million, or $2.35 per diluted share, on record net sales of $2,255 million. Net income increased $97 million, or $0.74 per diluted share, compared to third quarter 2017 net income of $211 million, or $1.61 per diluted share, on net sales of $2,109 million. Net income for the third quarter of 2018 increased versus the prior-year period primarily due to (1) higher sales prices for caustic soda; (2) higher sales volumes for caustic soda, polyethylene and polyvinyl chloride (“PVC resin”); (3) lower purchased ethylene costs; (4) a lower effective income tax rate resulting from the reduced U.S. corporate income tax rate under the U.S. Tax Cuts and Jobs Act (the "Tax Act"); (5) a one-time gain of $14 million classified in other income, or $0.08 per diluted share, associated with the settlement of certain pension liabilities; and (6) a lower interest expense due to the repayment of $1.1 billion in debt in the first half of 2018. Net sales for the third quarter of 2018 increased by $146 million compared to net sales for the third quarter of 2017, mainly due to higher sales prices for caustic soda and increases in sales volumes for caustic soda, polyethylene and PVC resin. Income from operations of $396 million for the third quarter of 2018 increased by $32 million compared to $364 million for the third quarter of 2017. The increase in income from operations as compared to the prior-year period was primarily a result of higher sales prices for caustic soda, higher sales volumes for caustic soda, PVC resin and polyethylene and lower purchased ethylene costs, partially offset by higher ethane feedstock costs. Transaction and integration-related costs in the third quarter of 2018 were $5 million, or $0.03 per diluted share.
Third quarter 2018 net income of $308 million, or $2.35 per diluted share, on record net sales of $2,255 million, increased $30 million from second quarter 2018 net income of $278 million, or $2.12 per diluted share. The increase in net income was primarily due to (1) higher sales volumes for our major products; (2) a lower effective tax rate and (3) the one-time gain associated with the settlement of certain pension liabilities. Income from operations of $396 million for the third quarter of 2018 decreased $8 million from second quarter 2018 income from operations of $404 million. This decrease was primarily due to lower integrated margins resulting from higher feedstock costs, which were partially offset by higher sales volumes for our major products and lower costs associated with planned turnarounds and unplanned outages as compared to the prior quarter.

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For the nine months ended September 30, 2018, net income was $873 million, or $6.67 per diluted share, on net sales of $6,640 million. Net income increased $371 million, or $2.82 per diluted share, compared to the nine months ended September 30, 2017 net income of $502 million, or $3.85 per diluted share, on net sales of $6,031 million. Net income for the first nine months of 2018 increased versus the prior-year period primarily due to (1) higher sales prices for our major products, resulting in improved margins; (2) higher sales volumes for caustic soda and PVC resin; (3) lower purchased ethylene costs; (4) a lower effective tax rate; (5) higher other income, including higher income from unconsolidated subsidiaries and the one-time gain of $14 million associated with the settlement of certain pension liabilities; and (6) a lower interest expense. Net sales for the nine months ended September 30, 2018 increased by $609 million compared to net sales for the nine months ended September 30, 2017, mainly due to higher sales prices for major products and increases in sales volumes for caustic soda and PVC resin, partially offset by lower styrene sales volume. Income from operations of $1,201 million for the nine months ended September 30, 2018 increased $339 million compared to the first nine months of 2017 income from operations of $862 million. This increase was mainly a result of higher sales prices for our major products, higher sales volumes for caustic soda and PVC resin, lower purchased ethylene costs and improved operating rates in the Vinyls segment due to fewer planned turnarounds and unplanned outages, partially offset by higher ethane feedstock costs compared to the prior-year period. Transaction and integration-related costs in the nine months ended September 30, 2018 were $20 million, or $0.12 per diluted share.
"We are very pleased with the results for the third quarter as we achieved a new record in quarterly EBITDA. We continue to experience strong global demand for our products in both the Olefins and Vinyls segments and are investing in a number of initiatives around the world which we expect will allow us to continue our growth in earnings and cash flows,” said Albert Chao, President and Chief Executive Officer. "We are excited about the recently announced acquisition of NAKAN that we expect to close by early 2019. We believe they are an excellent strategic fit with an expansive portfolio of products and global footprint that we will be able to leverage with our current operations and drive value for our shareholders. We look forward to welcoming the NAKAN employees to Westlake."
Net cash provided by operating activities was a record $606 million for the third quarter of 2018 and $1,155 million for the first nine months of 2018. Capital expenditures for the third quarter of 2018 and for the first nine months of 2018 were $195 million and $507 million, respectively. As of September 30, 2018, cash and cash equivalents were $788 million and long-term debt was $2,667 million.
Record EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $580 million for the third quarter of 2018 increased $58 million compared to third quarter 2017 EBITDA of $522 million. Third quarter 2018 EBITDA of $580 million increased $12 million compared to second quarter 2018 EBITDA of $568 million. For the first nine months of 2018, EBITDA of $1,727 million was $403 million higher than EBITDA for the first nine months of 2017 of $1,324 million. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
OLEFINS SEGMENT
Income from operations for the Olefins segment decreased by $4 million to $162 million in the third quarter of 2018 from $166 million in the third quarter of 2017. This decrease was primarily due to lower margins resulting from higher feedstock costs, partially offset by higher sales volumes for polyethylene and higher styrene sales prices compared to the prior-year period.
Olefins income from operations of $162 million for the third quarter of 2018 increased $4 million compared to second quarter 2018 income from operations of $158 million. The increase was primarily due to higher polyethylene and styrene sales volumes and lower costs associated with planned turnarounds and unplanned outages, partially offset by lower margins due to lower polyethylene sales prices and higher feedstock costs.
Olefins income from operations of $483 million for the nine months ended September 30, 2018 decreased $6 million from $489 million for the nine months ended September 30, 2017. The decrease was primarily due to higher feedstock costs and impacts associated with planned turnarounds and unplanned outages, partially offset by higher sales prices for our major products, as compared to the prior-year period.

VINYLS SEGMENT
Income from operations for the Vinyls segment increased by $37 million to $251 million in the third quarter of 2018 from $214 million in the third quarter of 2017. This increase was mainly attributable to higher sales prices and volumes for caustic soda, higher sales volumes for PVC resin and lower purchased ethylene costs.
Vinyls income from operations for the third quarter of 2018 of $251 million decreased $20 million compared to second quarter 2018 income from operations of $271 million. The decrease in Vinyls income from operations resulted from lower PVC resin sales prices and higher purchased ethylene costs, partially offset by higher caustic soda and PVC resin sales volumes and lower costs associated with planned turnarounds and unplanned outages.
Income from operations for the Vinyls segment increased by $363 million to $788 million for the nine months ended September 30, 2018 from $425 million for the nine months ended September 30, 2017. This increase was mainly attributable to higher sales prices and volumes for our major products, lower purchased ethylene costs, improved operating rates and lower costs associated with planned turnarounds and unplanned outages compared to the first nine months of 2017.
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding the benefits of future investments and combined growth in earnings and cash flows, the timing and strategic fit of the pending acquisition of NAKAN and the ability to leverage that acquisition with current operations to drive value for shareholders, as well as other opportunities that will improve operations, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC in February 2018.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The Company's range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the Company's web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's third quarter 2018 results will be held Tuesday, November 6, 2018 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 8883922.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on November 13, 2018. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 8883922.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/o5azbatj and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(In millions of dollars, except per share data)
Net sales	$2,255	$2,109	$6,640	$6,031
Cost of sales	1,716	1,613	5,007	4,766
Gross profit	539	496	1,633	1,265
Selling, general and administrative expenses	114	98	337	298
Amortization of intangibles	24	27	75	82
Transaction and integration-related costs	5	7	20	23
Income from operations	396	364	1,201	862
Interest expense	(28)	(40)	(96)	(119)
Other income, net	23	4	53	13
Income before income taxes	391	328	1,158	756
Provision for income taxes	73	109	255	233
Net income	318	219	903	523
Net income attributable to noncontrolling interests	10	8	30	21
Net income attributable to Westlake Chemical Corporation	$308	$211	$873	$502
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$2.36	$1.62	$6.70	$3.87
Diluted	$2.35	$1.61	$6.67	$3.85

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2018	December 31, 2017

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$788	$1,531
Accounts receivable, net	1,241	1,001
Inventories	939	900
Prepaid expenses and other current assets	36	31
Total current assets	3,004	3,463
Property, plant and equipment, net	6,519	6,412
Other assets, net	2,198	2,201
Total assets	$11,721	$12,076

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$1,301	$1,257
Current portion of long-term debt, net	—	710
Long-term debt, net	2,667	3,127
Other liabilities	1,665	1,613
Total liabilities	5,633	6,707
Total Westlake Chemical Corporation stockholders' equity	5,602	4,874
Noncontrolling interests	486	495
Total equity	6,088	5,369
Total liabilities and equity	$11,721	$12,076

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2018	2017

	(In millions of dollars)
Cash flows from operating activities
Net income	$903	$523
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	473	449
Deferred income taxes	74	23
Other balance sheet changes	(295)	(33)
Net cash provided by operating activities	1,155	962
Cash flows from investing activities
Additions to property, plant and equipment	(507)	(414)
Additions to investments in unconsolidated subsidiaries	(63)	(47)
Other, net	9	1
Net cash used for investing activities	(561)	(460)
Cash flows from financing activities
Dividends paid	(87)	(76)
Distributions to noncontrolling interests	(37)	(21)
Proceeds from notes payable and drawdown of revolver	11	231
Net proceeds from issuance of Westlake Chemical Partners LP common units	—	111
Repayment of term loan	—	(150)
Repayment of revolver	—	(550)
Redemption and repayment of notes payable	(1,177)	(7)
Repurchase of common stock for treasury	(49)	—
Other	8	2
Net cash used for financing activities	(1,331)	(460)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6)	22
Net increase (decrease) in cash, cash equivalents and restricted cash	(743)	64
Cash, cash equivalents and restricted cash at beginning of period	1,554	646
Cash, cash equivalents and restricted cash at end of period	$811	$710

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(In millions of dollars)
Net external sales
Olefins	$541	$502	$1,526	$1,534
Vinyls	1,714	1,607	5,114	4,497
	$2,255	$2,109	$6,640	$6,031
Income (loss) from operations
Olefins	$162	$166	$483	$489
Vinyls	251	214	788	425
Corporate and other	(17)	(16)	(70)	(52)
	$396	$364	$1,201	$862
Depreciation and amortization
Olefins	$35	$35	$102	$111
Vinyls	124	118	362	332
Corporate and other	2	1	9	6
	$161	$154	$473	$449
Other income, net
Olefins	$1	$—	$4	$2
Vinyls	16	1	32	7
Corporate and other	6	3	17	4
	$23	$4	$53	$13

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2018	2017	2018	2017

	(In millions of dollars)
Net cash provided by operating activities	$324	$606	$482	$1,155	$962
Changes in operating assets and liabilities and other	(7)	(259)	(255)	(178)	(416)
Deferred income taxes	(29)	(29)	(8)	(74)	(23)
Net income	$288	$318	$219	$903	$523
Add:
Depreciation and amortization	156	161	154	473	449
Interest expense	31	28	40	96	119
Provision for income taxes	93	73	109	255	233
EBITDA	$568	$580	$522	$1,727	$1,324

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2018 vs. Third Quarter 2017		Third Quarter 2018 vs. Second Quarter 2018
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+1.7%	+6.1%	-5.6%	+17.8%
Vinyls	+5.9%	+0.7%	-1.6%	-0.7%
Company	+4.9%	+2.0%	-2.4%	+3.3%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018
Ethane (cents/lb)	8.8	8.4	8.5	9.7	14.3
Propane (cents/lb)	18.2	22.6	20.2	20.7	23.5
Ethylene (cents/lb) (2)	24.7	28.4	23.6	14.8	17.3
Polyethylene (cents/lb) (3)	70.7	77.5	73.7	73.7	70.0
Styrene (cents/lb) (4)	85.1	91.1	98.3	93.0	90.3
Caustic soda ($/short ton) (5)	646.7	703.3	748.3	795.0	781.7
Chlorine ($/short ton) (6)	332.5	332.5	332.5	347.5	347.5
PVC (cents/lb) (7)	62.5	65.2	67.2	67.5	67.5
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(1)	Industry pricing data was obtained from IHS Markit ("IHS"). We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS.

(5)
Represents average North American United States Gulf Coast undiscounted contract prices of caustic soda over the period as reported by IHS. During the first quarter of 2018, IHS discontinued the previous caustic soda index that we used. For comparability, the average caustic soda for the prior periods presented are based on the current index.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS.

(7)	Represents average North American contract prices of polyvinyl chloride (PVC) over the period as reported by IHS.

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